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                                  EXHIBIT 99.1


Contact:                                     Company:

The Foristall Company, Inc.                  Michael J. Fitzpatrick
Thomas F. Curtin                             Chief Financial Officer
Tel: (610)398-3022                           OceanFirst Financial Corp.
Fax: (610)530-7781                           Tel: (732)240-4500, ext. 7506
email:foristal@aol.com                       Fax: (732)349-5070
                                             email:Mfitzpatrick@oceanfirst.com
FOR IMMEDIATE RELEASE
---------------------

                           OCEANFIRST FINANCIAL CORP.
                       ANNOUNCES 50 PERCENT STOCK DIVIDEND
                       RESULTING IN A THREE-FOR-TWO SPLIT


     TOMS RIVER, NEW JERSEY, April 17, 2002...OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that its Board of Directors has declared a 50 percent stock dividend on its common stock having the effect of a three-for-two stock split.

     Stockholders of record on May 3, 2002 will be entitled to one additional share of common stock for every two shares of the Company's common stock held on that date. Cash paid in lieu of fractional shares will be based on the closing price of the Company's common stock on the record date, as adjusted for the split.

     "The stock dividend reflects our commitment to maximizing shareholder value," commented John R. Garbarino, Chairman, President and Chief Executive Officer "and further displays our confidence in the prospects for the Company's growth."



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     The payment date for the stock dividend will be May 7, 2002, at which  time certificates for the new shares will be mailed to stockholders by the Company's transfer agent.

     OceanFirst Financial Corp.'s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.7 billion in assets and sixteen branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

     OceanFirst Financial Corp.'s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.
                                    --------------------------

Statements contained in this news release which are not historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.